Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Domenick Cama(973) 924-5105
dcama@myinvestorsbank.com

Investors Bancorp, Inc. Announces Second Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - July 25, 2013 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $28.1 million for the three months ended June 30, 2013 compared to net income of $24.0 million for the three months ended June 30, 2012. Net income for the six months ended June 30, 2013 was $55.2 million compared to net income of $42.9 million for the six months ended June 30, 2012. Basic and diluted earnings per share were $0.26 for the three months ended June 30, 2013 compared to $0.22 for the three months ended June 30, 2012. Basic and diluted earnings per share were $0.51 for the six months ended June 30, 2013 compared to $0.40 for the six months ended June 30, 2012. The results for the six months ended June 30, 2012 included approximately $6.1 million of one-time expenses related to the Brooklyn Federal acquisition.

The Company announced today that the Board of Directors has declared a cash dividend of $0.05 per share to stockholders of record as of August 9, payable on August 23, 2013. The majority of the outstanding stock of the Company is owned by Investors Bancorp MHC, a mutual holding company, which will receive the dividend payment along with the public shareholders.

Commenting on the results from the quarter, Kevin Cummings, President and CEO stated "Investors results for the second quarter were strong highlighted by the quarter's loan growth, controlled operating expenses and lower non performing loan levels. Despite the recent rise in interest rates, loan demand is robust, especially in multi-family lending in New York City."

Regarding the Company's pending acquisitions, Mr. Cummings stated "We anticipate completing the acquisitions in the third quarter. We continue to organically growth the bank while we await regulatory approval of the acquisitions of Roma Financial Inc. and Gateway Community Financial Inc."

The following represents performance highlights and significant events that occurred during the period:

•
Net loans increased $606.0 million, or 5.9%, to $10.91 billion at June 30, 2013 from $10.31 billion at December 31, 2012. During the three months ended June 30, 2013, we originated $385.6 million in multi-family loans and $96.8 million in commercial real estate loans.

•
Net interest margin for the three months ended June 30, 2013 was 3.35%. This represents a decrease of 5 basis points compared to June 30, 2012 and a decrease of 1 basis point compared to the first quarter of 2013.

•
Deposits decreased by $102.2 million from $8.77 billion at December 31, 2012 to $8.67 billion at June 30, 2013, however core deposits increased $102.2 million or 1.7% from December 31, 2012. As of June 30, 2013, core deposits represents over 68% of total deposits.

•	Efficiency ratio was 49.80% for the three months ended June 30, 2013, as compared with 50.05% for the first quarter of 2013.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $9.3 million, or 7.5%, to $132.2 million for the three months ended June 30, 2013 from $122.9 million for the three months ended June 30, 2012. This increase is attributed to the average balance of interest-earning assets increasing $1.75 billion or 16.3%, to $12.52 billion for the three months ended June 30, 2013 from $10.76 billion for the three months ended June 30, 2012 due to organic growth and acquisitions. This was partially offset by the weighted average yield on interest-earning assets decreasing 35 basis points to 4.22% for the three months ended June 30, 2013 compared to 4.57% for the three months ended June 30, 2012.

Interest income on loans increased by $10.4 million, or 9.2%, to $122.6 million for the three months ended June 30, 2013 from $112.3 million for the three months ended June 30, 2012, reflecting a $1.65 billion or 18.3%, increase in the average balance of net loans to $10.69 billion for the three months ended June 30, 2013 from $9.04 billion for the three months ended June 30, 2012. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $1.21 billion and $558.1 million, respectively as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. This was partially offset by the decrease in the average balance of residential loans and construction loans of $87.7 million and $46.6 million, respectively for the three months ended June 30, 2013. The increase also reflects $3.6 million in loan prepayment fees recorded in interest income for the three months ended June 30, 2013 compared to $2.2 million for the three months ended June 30, 2012. The increase was partially offset by a 38 basis point decrease in the average yield on net loans to 4.59% for the three months ended June 30, 2013 from 4.97% for the three months ended June 30, 2012, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, decreased by $1.1 million or 10.3%, to $9.6 million for the three months ended June 30, 2013 from $10.7 million for the three months ended June 30, 2012. The decrease is attributed to the weighted average yield on interest-earning assets, excluding loans, decreasing by 38 basis points to 2.09% for the three months ended June 30, 2013 compared to 2.47% for the three months ended June 30, 2012 reflecting the lower interest rate environment. This was partially offset by a $101.4 million increase in the average balance of all other interest-earning assets, excluding loans, to

$1.83 billion for the three months ended June 30, 2013 from $1.73 billion for the three months ended June 30, 2012.

Total interest and dividend income increased by $17.5 million, or 7.2%, to $261.6 million for the six months ended June 30, 2013 from $244.2 million for the six months ended June 30, 2012. This increase is attributed to the average balance of interest-earning assets increasing $1.68 billion, or 15.8%, to $12.34 billion for the six months ended June 30, 2013 from $10.65 billion for the six months ended June 30, 2012. This was partially offset by the weighted average yield on interest-earning assets decreasing 34 basis points to 4.24% for the six months ended June 30, 2013 compared to 4.58% for the six months ended June 30, 2012.

Interest income on loans increased by $20.0 million, or 9.0%, to $242.5 million for the six months ended June 30, 2013 from $222.5 million for the six months ended June 30, 2012, reflecting an $1.55 billion, or 17.3%, increase in the average balance of net loans to $10.53 billion for the six months ended June 30, 2013 from $8.98 billion for the six months ended June 30, 2012. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $1.20 billion and $555.6 million, respectively as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. In addition, we recorded $6.7 million in loan prepayment penalties as interest income for the six months ended June 30, 2013 compared to $3.3 million for the six months ended June 30, 2012. This was partially offset by a 35 basis point decrease in the average yield on net loans to 4.61% for the six months ended June 30, 2013 from 4.96% for the six months ended June 30, 2012, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, decreased by $2.5 million, or 11.5%, to $19.1 million for the six months ended June 30, 2013 from $21.6 million for the six months ended June 30, 2012. This decrease reflected the weighted average yield on interest-earning assets, excluding loans, decreasing by 47 basis points to 2.11% for the six months ended June 30, 2013 compared to 2.58% for the six months ended June 30, 2012 reflecting the current interest rate environment. This was partially offset by a $134.6 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.81 billion for the six months ended June 30, 2013 from $1.68 billion for the six months ended June 30, 2012.

Interest Expense

Total interest expense decreased by $3.9 million, or 12.4%, to $27.5 million for the three months ended June 30, 2013 from $31.4 million for the three months ended June 30, 2012. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 30 basis points to 1.01% for the three months ended June 30, 2013 compared to 1.31% for the three months ended June 30, 2012. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.27 billion, or 13.2%, to $10.87 billion for the three months ended June 30, 2013 from $9.60 billion for the three months ended June 30, 2012.

Interest expense on interest-bearing deposits decreased $4.2 million, or 25.3% to $12.3 million for the three months ended June 30, 2013 from $16.4 million for the three months ended June 30, 2012. This decrease is attributed to a 26 basis point decrease in the average cost of interest-bearing deposits to 0.63% for the three months ended June 30, 2013 from 0.89% for the three months ended June 30, 2012 as deposit rates reflect the lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $470.0 million, or 6.4% to $7.81 billion for the three months ended June 30, 2013 from $7.34 billion for the three months ended June 30, 2012. Average balances of core deposit accounts- savings, checking and money market increased $868.6 million over the past year.

Interest expense on borrowed funds increased by $264,000 or 1.8%, to $15.2 million for the three months ended June 30, 2013 from $15.0 million for the three months ended June 30, 2012. This increase is attributed to the average balance of borrowed funds increasing $802.1 million or 35.5%, to $3.06 billion for the three months ended June 30, 2013 from $2.26 billion for the three months ended June 30, 2012. This increase was offset by a 66 basis points decrease to the average cost of borrowings to 1.99% for the three months ended June 30, 2013 from 2.65% for the three months ended June 30, 2012 as maturing and new borrowings repriced to current interest rates.

Total interest expense decreased by $10.0 million, or 15.4%, to $54.9 million for the six months ended June 30, 2013 from $64.9 million for the six months ended June 30, 2012. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 34 basis points to 1.02% for the six months ended June 30, 2013 compared to 1.36% for the six months ended June 30, 2012. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.23 billion, or 12.9%, to $10.75 billion for the six months ended June 30, 2013 from $9.52 billion for the six months ended June 30, 2012.

Interest expense on interest-bearing deposits decreased $9.8 million, or 28.2% to $24.9 million for the six months ended June 30, 2013 from $34.7 million for the six months ended June 30, 2012. This decrease is attributed to a 31 basis point decrease in the average cost of interest-bearing deposits to 0.63% for the six months ended June 30, 2013 from 0.94% for the six months ended June 30, 2012 as deposit rates reflect the lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $545.9 million, or 7.4% to $7.90 billion for the six months ended June 30, 2013 from $7.36 billion for the six months ended June 30, 2012. Average balances of core deposit accounts- savings, checking and money market increased $984.5 million for the six months ended June 30, 2013.

Interest expense on borrowed funds decreased by $183,000, or 0.6%, to $29.9 million for the six months ended June 30, 2013 from $30.1 million for the six months ended June 30, 2012. This decrease is attributed to the average cost of borrowed funds decreasing 69 basis points to 2.10% for the six months ended June 30, 2013 from 2.79% for the six months ended June 30, 2012 as maturing and new borrowings repriced to current interest rates. This was partially offset by the average balance of borrowed funds increasing by $686.2 million or 31.7%, to $2.85 billion for the six months ended June 30, 2013 from $2.16 billion for the six months ended June 30, 2012.

Net Interest Income

Net interest income increased by $13.1 million, or 14.4%, to $104.7 million for the three months ended June 30, 2013 from $91.6 million for the three months ended June 30, 2012. The increase was primarily due to the average balance of interest earning assets increasing $1.75 billion to $12.52 billion at June 30, 2013 compared to $10.76 billion at June 30, 2012, as well as a 30 basis point decrease in our cost of interest-bearing liabilities to 1.01% for the three months ended June 30, 2013 from 1.31% for the three months ended June 30, 2012. These were partially offset by the average balance of our interest bearing liabilities increasing $1.27 billion to $10.87 billion at June 30, 2013 compared to $9.60 billion at June 30, 2012, as well as the yield on our interest-earning assets decreasing 35 basis points to 4.22% for the three months ended June 30, 2013 from 4.57% for the three months ended June 30, 2012. The net interest spread decreased by 5 basis points to 3.21% for the three months ended June 30, 2013 from 3.26% for the three months ended June 30, 2012 as yield on interest earning assets declined 35 basis points while cost of interest bearing liabilities declined 30 basis points.

Net interest income increased by $27.5 million, or 15.32%, to $206.8 million for the six months ended June 30, 2013 from $179.3 million for the six months ended June 30, 2012. The increase was primarily due to the average balance of interest earning assets increasing $1.68 billion to $12.34 billion at June 30, 2013 compared to $10.65 billion at June 30, 2012, as well as a 34 basis point decrease in our cost of interest-bearing liabilities to 1.02% for the six months ended June 30, 2013 from 1.36% for the six months ended June 30, 2012. These were partially offset by the average balance of our interest bearing liabilities increasing $1.23 billion to $10.75 billion at June 30, 2013 compared to $9.52 billion at June 30, 2012, as well as the yield on our interest-earning assets decreasing 34 basis points to 4.24% for the six months ended June 30, 2013 from 4.58% for the six months ended June 30, 2012. The net interest spread was 3.22% for both the six months ended June 30, 2013 and June 30, 2012.

Non-Interest Income

Total non-interest income decreased by $1.0 million, or 9.85% to $9.5 million for the three months ended June 30, 2013 from $10.6 million for the three months ended June 30, 2012. The decrease is primarily attributed to the gain on the sale of loans decreasing $2.8 million to $2.0 million for the three months ended June 30, 2013 due to lower volume of sales in the secondary market at slightly lower margins. This decrease was offset by increases to fees and service charges of $709,000 and gain on sales of real estate owned of $603,000. In addition, other income increased $322,000 as a result of income on non-deposit investment products.

Total non-interest income decreased by $1.3 million, or 6.25% to $19.6 million for the six months ended June 30, 2013 from $20.9 million for the six months ended June 30, 2012. The decrease is primarily attributed to gain on the sale of loans decreasing $3.6 million to $5.1 million for the six months ended June 30, 2013 as compared to $8.7 million for the six months ended June 30, 2012 due to lower volume of sales in the secondary market at slightly lower margins. This decrease was offset by $661,000 on gains from securities sold during the six months ended June 30, 2013 and gains on sale of real estate owned of $533,000. Other income increased $687,000 as a result of income on non-deposit investment products.

Non-Interest Expenses

Total non-interest expenses increased by $12.0 million, or 26.8%, to $56.9 million for the three months ended June 30, 2013 from $44.9 million for the three months ended June 30, 2012. Compensation and fringe benefits increased $4.4 million for the three months ended June 30, 2013 primarily as a result of the staff additions to support our continued growth including employees from the acquisition of Marathon Bank in the fourth quarter of 2012, as well as normal merit increases. Professional fees increased $922,000 for the three months ended June 30, 2013 attributed to increased legal and consulting services for the period. The Company has continued to increase its branch network and enter new markets through acquisitions as well as organic growth. As a result there has been an increase in occupancy expense, data processing fees, advertising and stationary expenses of $2.2 million, $1.0 million, $468,000 and $414,000, respectively for the three months ended June 30, 2013. Other operating expense also increased $926,000 for the three months ended June 30, 2013 related to higher recruiting, training and insurance expenses. FDIC insurance premium increased $1.7 million for the three months ended June 30, 2013 compared to June 30, 2012. This increase is a result of the FDIC finalizing its procedures for determining the deposit insurance assessment. These final rules were effective March 1, 2013.

Total non-interest expenses increased by $13.7 million, or 13.78%, to $113.0 million for the six months ended June 30, 2013 from $99.3 million for the six months ended June 30, 2012. The six months ended June 30, 2012 included $6.1 million in one time charges associated with the acquisition of Brooklyn Federal as well as $3.0 million for the early termination of certain leased facilities. Compensation and fringe benefits increased $7.9 million for the six months ended June 30, 2013 primarily as a result of the staff additions to support our continued growth including employees from the acquisition of Marathon Bank in the fourth quarter of 2012, as well as normal merit increases. The Company has continued to increase its branch network and enter new markets through acquisitions as well as organic growth. As a result there has been an increase to occupancy expense and advertising expense of $1.3 million and $770,000 for the six months ended June 30, 2013. In addition, our FDIC insurance premium increased $3.4 million for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012. This increase is a result of the FDIC finalizing its procedures for determining the deposit insurance assessment. These final rules were effective March 1, 2013. Other operating expense increased $1.3 million for the six months ended June 30, 2013 related to higher recruiting, training and insurance expenses.

Income Taxes

Income tax expense was $15.5 million for the three months ended June 30, 2013, representing a 35.61% effective tax rate compared to income tax expense of $14.3 million for the three months ended June 30, 2012 representing a 37.35% effective tax rate.

Income tax expense was $30.6 million for the six months ended June 30, 2013, representing a 35.66% effective tax rate compared to income tax expense of $26.0 million for the six months ended June 30, 2012 representing a 37.72% effective tax rate.

Provision for Loan Losses

Our provision for loan losses was $13.8 million for the three months ended June 30, 2013 compared to $19.0 million for the three months ended June 30, 2012. For the three months ended June 30, 2013, net charge-offs were $8.9 million compared to $14.0 million for the three months ended June 30, 2012. For the six months ended June 30, 2013, our provision for loan losses was $27.5 million compared to $32.0 million for the six months ended June 30, 2012. For the six months ended June 30, 2013, net charge-offs were $15.2 million compared to $20.8 million for the six months ended June 30, 2012. Our provision for the three and six months ended June 30, 2013 is a result of continued growth in the loan portfolio, specifically the multi-family and commercial real estate portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; the level of non-performing loans and delinquent loans caused by the adverse economic and real estate conditions in our lending area.

Our past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the acquisition of Marathon. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by Investors.  The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans of $2.6 million) on the dates indicated as well as certain asset quality ratios.

	June 30, 2013		March 31, 2013		December 31, 2012		September 30, 2012		June 30, 2012
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	55	$17.9	76	$20.0	114	$34.3	71	$23.6	65	$16.3
Construction	—	—	—	—	—	—	1	0.4	—	—
Multi-family	1	0.1	2	4.5	1	0.2	2	3.1	4	4.6
Commercial real estate	—	—	1	0.5	6	16.5	1	0.3	1	0.2
Commercial and industrial	1	0.1	2	1.1	3	0.6	—	—	—	—
Total 30 to 59 days past due	57	$18.1	81	$26.1	124	$51.6	75	$27.4	70	$21.1
60 to 89 days past due:
Residential and consumer	37	10.3	36	9.7	45	11.9	43	11.9	40	8.4
Construction	—	—	—	—	—	—	—	—	1	0.2
Multi-family	—	—	2	0.6	3	4.0	1	1.2	—	—
Commercial real estate	—	—	1	0.3	4	3.0	—	—	—	—
Commercial and industrial	1	0.1	4	0.8	2	2.6	1	0.1	3	3.3
Total 60 to 89 days past due	38	10.4	43	11.4	54	21.5	45	13.2	44	11.9
Total accruing past due loans	95	$28.5	124	$37.5	178	$73.1	120	$40.6	114	$33.0
Non-accrual:
Residential and consumer	286	72.0	328	84.1	354	82.5	335	81.2	328	81.7
Construction	10	24.1	9	24.1	9	25.8	9	26.6	15	51.4
Multi-family	9	14.9	7	14.5	5	11.1	6	12.0	6	13.3
Commercial real estate	3	2.0	6	10.2	4	0.8	1	0.8	1	1.2
Commercial and industrial	6	1.5	6	2.8	2	0.4	1	0.1	2	0.8
Total Non-accrual Loans	314	$114.5	356	$135.7	374	$120.6	352	$120.7	352	$148.4
Accruing troubled debt restructured loans	28	$19.1	18	$9.0	22	$15.8	18	$14.8	17	$8.9
Non-accrual loans to total loans		1.04%		1.28%		1.16%		1.28%		1.60%
Allowance for loan loss as a percent of non-accrual loans		134.9%		110.21%		117.92%		108.79%		86.58%
Allowance for loan losses as a percent of total loans		1.40%		1.41%		1.36%		1.39%		1.38%

Total non-accrual loans decreased $6.1 million to $114.5 million at June 30, 2013 compared to $120.6 million at December 31, 2012 as we continue to diligently resolve our troubled loans. Our allowance for loan loss as a percent of total loans is 1.40%. At June 30, 2013, there were $46.9 million of loans deemed troubled debt restructuring, of which $19.1 million were accruing and $27.7 million were on non-accrual.

The allowance for loan losses increased by $12.3 million to $154.5 million at June 30, 2013 from $142.2 million at December 31, 2012. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the increased credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the impact of the deterioration of the real estate and economic environments in our lending area.

Balance Sheet Summary
Total assets increased by $623.8 million, or 4.9%, to $13.35 billion at June 30, 2013 from $12.72 billion at December 31, 2012. This increase was largely the result of net loans, including loans held for sale, increasing $599.9 million to $10.93 billion at June 30, 2013 from $10.34 billion at December 31, 2012. In addition, stock in FHLB increased $29.6 million to $180.1 million at June 30, 2013 from $150.5 million at December 31, 2012.

Net loans, including loans held for sale, increased by $599.9 million, or 5.8%, to $10.93 billion at June 30, 2013 from $10.34 billion at December 31, 2012. At June 30, 2013, total loans were $11.05 billion which included $4.98 billion in residential loans, $3.33 billion in multi-family loans, $2.09 billion in commercial real estate loans, $237.8 million in construction loans, $224.5 million in consumer and other loans and $191.4 million in commercial and industrial loans. For the six months June 30, 2013, we originated $612.9 million in multi-family loans, $226.4 million in commercial real estate loans, $76.8 million in commercial and industrial loans, $38.0 million in consumer and other loans and $42.0 million in construction loans. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by pay downs and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co. For the six months ended June 30, 2013, Investors Home Mortgage Co. originated $832.8 million in residential mortgage loans of which $273.8 million were for sale to third party investors and $559.0 million were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the six months June 30, 2013, we purchased loans totaling $489.5 million from these entities.

Securities, in the aggregate, decreased by $28.7 million, or 1.8%, to $1.54 billion at June 30, 2013. The decrease in the portfolio was primarily due to normal pay downs or maturities during the six months ended June 30, 2013 and the decrease in market value of available for sale securities of $19.1 million from December 31, 2012. During the period, the Company reclassified $524.0 million of securities available for sale to securities held to maturity as the Company has the intent and ability to hold these securities until maturity.

Deposits decreased by $102.2 million or 1.2% from $8.77 billion at December 31, 2012 to $8.67 billion at June 30, 2013. This was attributed to an increase in core deposits of $102.2 million or 1.7%, partially offset by a $204.4 million decrease in certificates of deposit. Core deposits represents over 68% of our total deposit portfolio.

Borrowed funds increased $697.5 million, or 25.8%, to $3.40 billion at June 30, 2013 from $2.71 billion at December 31, 2012 due to the funding of our asset growth.

Stockholders' equity increased $29.3 million to $1.10 billion at June 30, 2013 from $1.07 billion at December 31, 2012. The increase is primarily attributed to the $55.2 million of net income for the six months ended June 30, 2013 offset by a $17.7 million increase to other comprehensive loss. Stockholders' equity was also impacted by $0.10 per common share of a cash dividend for the six month period that resulted in a decrease of $11.2 million.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of June 30, 2013 operates from its corporate headquarters in Short Hills, New Jersey and 100 offices located throughout New Jersey and New York.

Earnings Conference Call July 26, 2013 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call Friday, July 26, 2013 at 11:00 a.m. (ET). The toll-free dial-in number is: (888) 317-6016. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email, and a calendar initiation for the event.
Conference Call Pre-registration link: https://services.choruscall.com/DiamondPassRegistration/register?confirmationNumber=10030698&linkSecurityString=258fa48d5e

A telephone replay will be available beginning on July 26, 2013 from 1:00 p.m. (ET) through October 25, 2013, 9:00 a.m. (ET). The replay number is (877) 344-7529 password 10030698. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
June 30, 2013 and December 31, 2012

	June 30, 2013	December 31, 2012
Assets	(In thousands)

Cash and cash equivalents	$155,481	155,153
Securities available-for-sale, at estimated fair value	846,301	1,385,328
Securities held-to-maturity, net (estimated fair value of $707,638 and $198,893 at June 30, 2013 and December 31, 2012 respectively)	690,275	179,922
Loans receivable, net	10,912,805	10,306,786
Loans held-for-sale	22,089	28,233
Federal Home Loan Bank stock	180,149	150,501
Accrued interest receivable	44,253	45,144
Other real estate owned	5,434	8,093
Office properties and equipment, net	99,494	91,408
Net deferred tax asset	167,302	150,006
Bank owned life insurance	115,429	113,941
Intangible assets	99,738	99,222
Other assets	7,628	8,837
Total Assets	$13,346,378	12,722,574
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$8,666,620	8,768,857
Borrowed funds	3,403,125	2,705,652
Advance payments by borrowers for taxes and insurance	64,639	52,707
Other liabilities	115,861	128,541
Total liabilities	12,250,245	11,655,757
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 118,020,280 issued; 111,911,719 and 111,915,882 outstanding at June 30, 2013 and December 31, 2012, respectively	532	532
Additional paid-in capital	536,507	533,858
Retained earnings	688,985	644,923
Treasury stock, at cost; 6,108,561 and 6,104,398 shares at June 30, 2013 and December 31, 2012, respectively	(74,057)	(73,692)
Unallocated common stock held by the employee stock ownership plan	(30,488)	(31,197)
Accumulated other comprehensive loss	(25,346)	(7,607)
Total stockholders' equity	1,096,133	1,066,817
Total liabilities and stockholders' equity	$13,346,378	12,722,574

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$122,636	112,277	242,496	222,529
Securities:
Government-sponsored enterprise obligations	1	4	2	11
Mortgage-backed securities	6,636	8,125	13,213	16,419
Equity securities available-for-sale	19	6	23	6
Municipal bonds and other debt	1,463	1,255	2,995	2,513
Interest-bearing deposits	11	7	21	21
Federal Home Loan Bank stock	1,428	1,263	2,878	2,654
Total interest and dividend income	132,194	122,937	261,628	244,153
Interest expense:
Deposits	12,250	16,406	24,938	34,739
Secured borrowings	15,235	14,971	29,940	30,123
Total interest expense	27,485	31,377	54,878	64,862
Net interest income	104,709	91,560	206,750	179,291
Provision for loan losses	13,750	19,000	27,500	32,000
Net interest income after provision for loan losses	90,959	72,560	179,250	147,291
Non-interest income
Fees and service charges	4,926	4,217	9,327	9,183
Income on bank owned life insurance	731	550	1,488	1,214
Gain on loan transactions, net	2,002	4,794	5,076	8,683
Gain on securities transactions	7	72	691	30
Gain (loss) on sales of other real estate owned, net	532	(71)	462	(71)
Other income	1,340	1,018	2,583	1,896
Total non-interest income	9,538	10,580	19,627	20,935
Non-interest expense
Compensation and fringe benefits	29,056	24,609	58,880	51,020
Advertising and promotional expense	2,397	1,929	4,211	3,441
Office occupancy and equipment expense	9,411	7,217	18,640	17,350
Federal insurance premiums	3,600	1,950	7,250	3,900
Stationery, printing, supplies and telephone	991	577	1,578	1,455
Professional fees	2,364	1,442	5,096	5,884
Data processing service fees	4,436	3,436	8,092	8,260
Other operating expenses	4,642	3,716	9,274	8,021
Total non-interest expenses	56,897	44,876	113,021	99,331
Income before income tax expense	43,600	38,264	85,856	68,895
Income tax expense	15,524	14,292	30,613	25,988
Net income	$28,076	23,972	55,243	42,907
Basic and diluted earnings per share	$0.26	0.22	0.51	0.40

Weighted average shares outstanding:
Basic	107,730,576	107,374,863	107,679,844	107,316.336
Diluted	108,957,916	107,573,128	108,828,024	107,491.267

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	June 30, 2013			June 30, 2012
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$121,617	11	0.04%	86,690	7	0.03%
Securities available-for-sale	1,336,112	5,372	1.61%	1,278,226	6,053	1.89%
Securities held-to-maturity	204,747	2,747	5.37%	234,432	3,337	5.69%
Net loans	10,688,759	122,636	4.59%	9,038,667	112,277	4.97%
Federal Home Loan Bank stock	164,710	1,428	3.47%	126,447	1,263	4.00%
Total interest-earning assets	12,515,945	132,194	4.22%	10,764,462	122,937	4.57%
Non-interest earning assets	567,056			472,634
Total assets	$13,083,001			$11,237,096

Interest-bearing liabilities:
Savings	1,750,081	1,542	0.35%	1,486,569	1,989	0.54%
Interest-bearing checking	1,697,260	1,622	0.38%	1,337,777	1,649	0.49%
Money market accounts	1,547,331	1,655	0.43%	1,301,734	2,072	0.64%
Certificates of deposit	2,816,048	7,431	1.06%	3,214,617	10,696	1.33%
Interest bearing deposits	7,810,720	12,250	0.63%	7,340,697	16,406	0.89%
Borrowed funds	3,063,327	15,235	1.99%	2,261,258	14,971	2.65%
Total interest-bearing liabilities	10,874,047	27,485	1.01%	9,601,955	31,377	1.31%
Non-interest bearing liabilities	1,112,053			623,526
Total liabilities	11,986,100			10,225,481
Stockholders' equity	1,096,901			1,011,615
Total liabilities and stockholders' equity	$13,083,001			$11,237,096

Net interest income		$104,709			$91,560

Net interest rate spread			3.21%			3.26%

Net interest earning assets	$1,641,898			$1,162,507

Net interest margin			3.35%			3.40%

Ratio of interest-earning assets to total interest- bearing liabilities	1.15	X		1.12	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Six Months Ended
	June 30, 2013			June 30, 2012
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$116,238	21	0.04%	87,984	21	0.05%
Securities available-for-sale	1,351,731	10,735	1.59%	1,216,302	11,945	1.96%
Securities held-to-maturity	187,158	5,498	5.88%	251,424	7,004	5.57%
Net loans	10,527,405	242,496	4.61%	8,977,328	222,529	4.96%
Federal Home Loan Bank stock	154,785	2,878	3.72%	119,603	2,654	4.44%
Total interest-earning assets	12,337,317	261,628	4.24%	10,652,641	244,153	4.58%
Non-interest earning assets	560,521			473,150
Total assets	$12,897,838			$11,125,791

Interest-bearing liabilities:
Savings	1,744,802	3,219	0.37%	1,447,078	3,962	0.55%
Interest-bearing checking	1,718,649	3,080	0.36%	1,336,786	3,349	0.50%
Money market accounts	1,566,555	3,342	0.43%	1,261,608	4,159	0.66%
Certificates of deposit	2,871,314	15,297	1.07%	3,309,928	23,269	1.41%
Interest bearing deposits	7,901,320	24,938	0.63%	7,355,400	34,739	0.94%
Borrowed funds	2,848,563	29,940	2.10%	2,162,347	30,123	2.79%
Total interest-bearing liabilities	10,749,883	54,878	1.02%	9,517,747	64,862	1.36%
Non-interest bearing liabilities	1,062,639			611,740
Total liabilities	11,812,522			10,129,487
Stockholders' equity	1,085,316			996,304
Total liabilities and stockholders' equity	$12,897,838			$11,125,791

Net interest income		$206,750			$179,291

Net interest rate spread			3.22%			3.22%

Net interest earning assets	$1,587,434			$1,134,894

Net interest margin			3.35%			3.37%

Ratio of interest-earning assets to total interest- bearing liabilities	1.15	X		1.12	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	June 30,
	2013	2012

Return on average assets	0.86%	0.85%
Return on average equity	10.24%	9.48%
Return on average tangible equity	11.26%	10.04%
Interest rate spread	3.21%	3.26%
Net interest margin	3.35%	3.40%
Efficiency ratio	49.80%	43.94%
Non-interest expense to average total assets	1.74%	1.60%
Average interest-earning assets to average interest-bearing liabilities	1.15	1.12

	For the Six Months Ended
	June 30,
	2013	2012
Return on average assets	0.86%	0.77%
Return on average equity	10.18%	8.61%
Return on average tangible equity	11.20%	9.12%
Interest rate spread	3.22%	3.22%
Net interest margin	3.35%	3.37%
Efficiency ratio	49.93%	49.61%
Non-interest expense to average total assets	1.75%	1.79%
Average interest-earning assets to average interest-bearing liabilities	1.15	1.12

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	June 30, 2013	December 31, 2012

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.04%	1.14%
Non-performing loans as a percent of total loans	1.21%	1.31%
Allowance for loan losses as a percent of non-accrual loans	134.90%	117.92%
Allowance for loan losses as a percent of total loans	1.40%	1.36%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	11.18%	11.24%
Tier 1 risk-based capital (to risk weighted assets) (1)	9.92%	9.98%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	7.40%	7.59%

Equity to total assets (period end)	8.21%	8.39%
Average equity to average assets	8.41%	8.92%
Tangible capital (to tangible assets)	7.52%	7.67%
Book value per common share	$10.07	$9.81

Other Data:
Number of full service offices	100	101
Full time equivalent employees	1,236	1,193

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.